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                     September 18, 2023

       James Ballengee
       Chief Executive Officer
       Vivakor, Inc.
       4101 North Thanksgiving Way
       Lehi, UT 84043

                                                        Re: Vivakor, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 31, 2023
                                                            File No. 001-41286

       Dear James Ballengee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Scott E. Linsky